EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES AGREEMENT
TO CONVERT LE PAVILLON HOTEL IN NEW ORLEANS
TO MARRIOTT’S TRIBUTE PORTFOLIO

DALLAS – October 26, 2023 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that it has entered into a new franchise agreement with Marriott International (“Marriott”) to convert its Le Pavillon Hotel (the “Hotel”) in New Orleans, Louisiana to a Tribute Portfolio property. Marriott’s Tribute Portfolio is a growing global family of characterful, independent hotels drawn together by their passion for captivating design and their drive to create vibrant social scenes for guests and locals alike.

The agreement with Marriott calls for the Hotel to be converted to a Tribute Portfolio property in the first quarter of 2024. The inspirational theme Turning History on its Head will drive the redesign and will bring this iconic historic hotel, with its rich history in the NOLA culture, into the present-day. This vision will be reflected throughout the redesigned property including extensive exterior work upgrading the restaurant, guestrooms, guest bathrooms, corridors as well as reimagining the hotel lobby bar. Every element of the new Sazz Bar will draw inspiration from the deep amber color of the New Orleans staple cocktail -- the Sazerac -- to create a moody, modern bar drenched in hues of red and orange. A lenticular art piece depicting two sides of a common French icon -- a ‘serious’ and a ‘spirited’ Napoleon -- will fill the back bar, serving as a reminder of the Hotel and the city’s historic ties to French culture and a symbol of the playful side of NOLA.

This planned conversion will create a distinctive theme and style for the luxury Hotel that is commensurate with the distinctive premium brand Tribute Portfolio product. The Company believes that post-conversion, the new Tribute Portfolio property should realize a 10% to 20% RevPAR premium compared to a stabilized pre-conversion basis. Remington Hospitality will continue to be the property manager.

Located in the heart of downtown New Orleans on historic Poydras Street, the 226-room Le Pavillon Hotel is known as the “Belle of New Orleans.” It sits adjacent to the historic French Quarter, is located only four blocks from the celebrated music clubs of Bourbon Street and is close to the famous restaurants and antique shops of Royal Street. Originally the site of one of the area’s first great plantation homes, the Le Pavillon Hotel was built in 1907 and is a member of Historic Hotels of America.

“With its prime location and proximity to major demand generators in downtown New Orleans, the transformation of this landmark hotel to a Tribute property is expected to elevate the hotel into a desirable niche in the very attractive New Orleans market,” commented Rob Hays, Ashford Trust’s President and Chief Executive Officer. “We remain focused on maximizing the value of our assets and look forward to realizing an enhanced financial performance from this property post conversion.”

Tribute Portfolio hotels participate in Marriott Bonvoy™, the global travel program from Marriott International. The program offers members an extraordinary portfolio of global brands, exclusive experiences on Marriott Bonvoy Moments and unparalleled benefits including free nights and Elite status recognition. To enroll for free or for more information about the program, visit MarriottBonvoy.marriott.com.
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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the conversion of the Le Pavillon Hotel to a Tribute Portfolio property, the scope, execution and completion of property upgrades, post-conversion RevPAR premiums and financial performance and the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: our ability to increase revenue at our properties; our ability to repay, refinance, or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make an investment decision concerning our securities. Investors should not place undue reliance on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.